Exhibit 99.1

CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2012

FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

Conference Call Scheduled for Today, August 8, 2012, at 3:45 PM CT (4:45 PM ET)

•	Revenue gains continue
o	Revenues of $22.9 million increased 8 percent sequentially over the third quarter of fiscal 2012 and 6 percent over the fourth quarter of fiscal 2011

o	Stealth 360°® electric-drive orbital atherectomy PAD system revenues grew 21 percent from the fiscal 2012 third quarter, comprising 86 percent of total device revenues

o	Office-based lab revenues grew at a double-digit rate over the third quarter of fiscal 2012

•	CSI’s extensive library of scientific data supporting the safety and effectiveness of its orbital technology in treating calcified arteries continued to expand

•	Next-generation electric-drive orbital atherectomy system approved for inclusion in ORBIT II coronary trial

o	As a result, the study has been expanded to enroll up to 479 patients

o	350 patients have been enrolled to date

St. Paul, Minn., August 8, 2012 – Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2012.

CSI’s fourth-quarter revenues rose to $22.9 million, an 8 percent gain over the fiscal 2012 third quarter and up 6 percent over $21.7 million in the fourth quarter of fiscal 2011. Conversions to CSI’s new Stealth 360°® PAD System continued at a high rate, with revenues growing 21 percent over the third quarter of fiscal 2012, to 86 percent of total device revenues. Revenues from office-based labs grew at a double-digit rate over the fiscal third quarter. Reorder revenues remained high at 96 percent of total revenue, consistent with a year ago.

David L. Martin, CSI president and chief executive officer, said, “Awareness by the medical community of the difficulty and high cost of treating arterial calcium is quickly expanding, along with recognition that CSI’s technology is successfully addressing this serious problem. CSI technology utilizes a scientifically proven orbital mechanism of action that protects healthy vessel tissue, while removing even the most difficult-to-treat calcified plaque throughout the leg. The next-generation Stealth 360° is easier for physicians to use, with a high degree of safety in both hospital and office settings.”

Continued Martin, “Our technology’s special ability to safely treat calcified vessels positions it to be the primary therapy for treating peripheral atherosclerotic arterial disease. This unique capability continued to drive revenue growth in the fourth quarter, building on the momentum we’ve been generating during the year. We’re encouraged by strong physician acceptance of the Stealth 360° and our high growth in the rapidly emerging office-based lab market.”

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Cardiovascular Systems, Inc.

August 8, 2012

The company reported a net loss in the 2012 fourth quarter of $(4.6) million, or $(0.24) per common share, versus $(2.5) million, or $(0.15) per common share, in the fiscal 2011 fourth quarter. Adjusted EBITDA was a loss of $(2.5) million, compared to income of $539,000 in the prior year. Increased losses were planned and primarily due to investments to advance the ORBIT II clinical trial for a coronary application, competitive enhancements to CSI’s sales and marketing organization, and expansion of medical education programs.

The company’s fourth-quarter gross profit margin was 77 percent, versus 81 percent a year ago. The decrease was due to a higher mix of Stealth 360° sales, which currently carry higher unit costs due to limited initial component purchasing volumes. Also, the addition of CSI’s second manufacturing facility in Texas for future capacity has temporarily increased production costs.

Full Fiscal Year 2012 Results

For the fiscal 2012 full year, revenues increased to $82.5 million, up 5 percent from the prior fiscal year. Gross margin was 77 percent, compared to 79 percent in fiscal 2011, while operating expenses rose 9 percent. Net loss totaled $(16.8) million, or $(0.93) per common share, versus $(11.1) million, or $(0.70) per common share, last year. Adjusted EBITDA loss increased by $(6.8) million to $(8.4) million.

In May, CSI raised approximately $15 million of net proceeds in a public offering of common stock, resulting in a cash and cash equivalent balance of $35.5 million at fiscal year end. The proceeds will be used to accelerate growth in the company’s existing peripheral arterial disease business and prepare for the potential coronary application.

OPERATING HIGHLIGHTS

Data Confirms the Safety and Effectiveness of CSI’s Orbital Technology in Treating Calcified Arteries

Several presentations of clinical data at the New Cardiovascular Horizons and C3 annual conferences in June continued to demonstrate the proven safety and effectiveness of CSI’s orbital technology in treating calcified lesions. Presentations included:

•

12-month data from the COMPLIANCE 360° study of calcified above-the-knee lesions – demonstrated that avoiding stents and reducing restenosis lowers cost. The cost effectiveness of the CSI orbital atherectomy system group versus the percutaneous transluminal angioplasty (PTA) group at six months was $5,264 per additional acute adjunctive stenting or restenosis avoided. The PTA arm required bail-out stenting in 84 percent of the procedures, compared to 8 percent with orbital atherectomy.

•

12-month data from the CALCIUM 360° study of calcified below-the-knee lesions – demonstrated significantly favorable outcomes of the orbital atherectomy system group versus PTA alone, including freedom from death of 100 percent versus 68 percent and freedom from major serious adverse events (major amputation, death and target lesion revascularization/target vessel revascularization) of 93 percent versus 58 percent.

•

CONFIRM Registry Series – three studies of over 3,100 real-world patients, with no exclusion criteria, showed predictable and reproducible results of orbital atherectomy in calcified peripheral arterial disease. Results demonstrated excellent acute safety and procedural efficacy (98 percent freedom from dissection, 94 percent freedom from stenting, 99 percent freedom from perforation and 90 percent freedom from stenosis immediately post procedure).

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Cardiovascular Systems, Inc.

August 8, 2012

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Orbital Atherectomy in an Office-Based Lab versus Hospital Setting – demonstrated similar excellent results when used in the physician’s office compared to the hospital, including high procedure success and low complication rates that were comparable to the CONFIRM series results.

For detailed study results, visit http://www.csi360.com/clinical-data.html.

New Electric Orbital Atherectomy System approved for inclusion in ORBIT II Coronary Trial

During the fourth quarter, CSI received unconditional approval from the FDA for its new, 6 French guide catheter-compatible, electric orbital atherectomy system to be included in the company’s ORBIT II trial. The trial, now with 350 patients enrolled, is evaluating the safety and effectiveness of CSI’s orbital technology in treating severely calcified coronary arteries.

According to Martin, “Our new electric coronary system is a simpler design that gives physicians complete control of device operation. Including this system in the ORBIT II trial may extend enrollment completion into our second quarter of fiscal 2013. However, it will save us several million dollars of clinical trial expense and potentially provide our next-generation technology to patients and their physicians much sooner than with a separate trial. Based on demonstrated results in treating calcified lesions in small arteries and severely calcified coronary arteries in our ORBIT I study, our orbital technology may be well suited for removing calcific and fibrocalcific plaque in coronary lesions. A coronary application would open up a large, underserved market opportunity for CSI, estimated to exceed $1.5 billion annually.”

For details on the ORBIT II trial’s use of the CSI’s new electric handle device, visit http://pub.psbpr.com/CSI/mediakit-2010/newsroom/newsrelease.aspx?p=1711323.

Fiscal 2013 First-Quarter Outlook

Reiterated Martin, “We are investing in science, our commercial organization and medical education to accelerate and drive our next stage of growth in the PAD market. Also, given the progress in the ORBIT II trial, we are preparing for a potential coronary market application. This will increase operating expenses in the near term, but is expected to result in attractive revenue growth and profitability long term.”

For the fiscal 2013 first quarter ending September 30, 2012, CSI anticipates:

•	Revenue growth of 13 percent to 18 percent over the first quarter of fiscal 2012, to a range of $21.0 million to $22.0 million.

•	Gross profit as a percentage of revenues similar to the fourth quarter of fiscal 2012.

•

Operating expenses 7 percent to 8 percent higher than the fourth quarter of fiscal 2012, including approximately $4.0 million for the ORBIT II trial and preparation for a potential coronary market launch in the future.

•	Interest and other expense of about $(300,000), excluding the potential effect of conversions or valuation changes of convertible debt.

•

Net loss in the range of $(6.7) million to $(7.3) million, or loss per common share ranging from $(0.33) to $(0.36), assuming 20.2 million average shares outstanding, and excluding the potential effect of conversions or valuation changes of convertible debt.

Conference Call Today at 3:45 p.m. CT (4:45 p.m.ET)

Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter and full-year results today, August 8, 2012, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0893 and enter access number 98138613. Please dial in at least 10 minutes prior to the call and wait for assistance, or dial “0” for the operator. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.

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Cardiovascular Systems, Inc.

August 8, 2012

For an audio replay of the conference call, dial (888) 286-8010 and enter access number 91423860. The audio replay will be available beginning at 8 p.m. CT on Wednesday, August 8, 2012, through 6 p.m. CT on Friday, August 10, 2012.

Use of Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.

About Peripheral Arterial Disease

As many as 12 million Americans, most over age 65, suffer from PAD, which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest. Left untreated, PAD can lead to severe pain, immobility, non-healing wounds and eventually limb amputation. With risk factors such as diabetes and obesity on the rise, the prevalence of PAD is growing at double-digit rates.

Millions of patients with PAD may benefit from treatment with orbital atherectomy utilizing the Stealth 360° and Diamondback 360°, minimally invasive catheter systems developed and manufactured by CSI. These systems use a diamond-coated crown, attached to an orbiting shaft, which sands away plaque while preserving healthy vessel tissue — a critical factor in preventing reoccurrences. Balloon angioplasty and stents have significant shortcomings in treating hard, calcified lesions. Stents are prone to fractures and high recurrence rates, and treatment of hard, calcified lesions often leads to vessel damage and suboptimal results. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

About Cardiovascular Systems, Inc.

Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing innovative solutions for treating vascular and coronary disease. The company’s Diamondback 360°, and next generation electric-drive Stealth 360°, Orbital Atherectomy Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and addresses many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. The U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° in August 2007 and Stealth 360° in March 2011. The Stealth 360° has been rapidly adopted and is expected to accelerate the growth of orbital atherectomy in the future. To date, more than 71,000 PAD procedures have been performed using CSI’s technology in leading institutions across the United States. CSI has also commenced its ORBIT II Investigational Device Exemption clinical trial to evaluate the safety and effectiveness of its orbital technology in treating coronary arteries. The coronary system is limited by federal law to investigational use and is currently not commercially available in the United States.

For more information, visit the company’s website at www.csi360.com.

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Cardiovascular Systems, Inc.

August 8, 2012

Safe Harbor

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) CSI’s orbital technology becoming the primary therapy for calcified arterial disease; (ii) CSI’s potential coronary application; (iii) CSI’s clinical trials; (iv) the potential extension of enrollment completion of the ORBIT II trial and the potential to save CSI several million dollars and get the technology to patients and their physicians sooner than with a separate trial as a result of including the new electric coronary system in the ORBIT II trial; (v) the large, underserved market opportunity for CSI that a coronary application of CSI’s orbital technology would open up and the $1.5 billion estimate of such market; (vi) the potential growth and profitability driven by CSI’s anticipated investments; and (viii) anticipated revenue, gross profit, operating expenses, interest and other expense, and net loss, are forward-looking statements.

These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the effectiveness of the Stealth 360°; actual clinical trial results; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; FDA clearances and approvals; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.

Product Disclosure

The Stealth 360°® PAD System, Diamondback 360® PAD System and Predator 360® PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.

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Cardiovascular Systems, Inc.

August 8, 2012

Cardiovascular Systems, Inc.

Consolidated Statements of Operations

(Dollars in Thousands, except per share and share amounts)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Revenues	$22,907	$21,707	$82,490	$78,780
Cost of goods sold	5,178	4,214	19,216	16,277

Gross profit	17,729	17,493	63,274	62,503

Selling, general and administrative	18,474	15,775	66,366	62,372
Research and development	3,241	2,624	11,374	8,940

Total expenses	21,715	18,399	77,740	71,312

Loss from operations	(3,986)	(906)	(14,466)	(8,809)
Interest and other (expense) income	(619)	(1,577)	(2,324)	(2,316)

Net loss	$(4,605)	$(2,483)	$(16,790)	$(11,125)

Net loss per common share:
Basic and diluted	$(0.24)	$(0.15)	$(0.93)	$(0.70)

Weighted average common shares used in computation:
Basic and diluted	18,909,220	16,329,850	18,035,635	15,915,800

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Cardiovascular Systems, Inc.

August 8, 2012

Cardiovascular Systems, Inc.

Consolidated Balance Sheets

(Dollars in Thousands)

(unaudited)

	June 30,	June 30,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$35,529	$21,159
Accounts receivable, net	13,644	13,254
Inventories	7,061	5,818
Prepaid expenses and other current assets	1,536	797

Total current assets	57,770	41,028

Property and equipment, net	2,163	2,383
Patents, net	2,635	2,314
Other assets	556	1,033

Total assets	$63,124	$46,758

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$4,678	$3,813
Accounts payable	5,610	5,181
Deferred grant incentive	302	647
Accrued expenses	7,262	5,545

Total current liabilities	17,852	15,186

Long-term liabilities
Long-term debt, net of current maturities	12,842	8,331
Deferred grant incentive	163	1,497
Other liabilities	78	109

Total long-term liabilities	13,083	9,937

Total liabilities	30,935	25,123

Commitments and contingencies
Total stockholders’ equity	32,189	21,635

Total liabilities and stockholders’ equity	$63,124	$46,758

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Cardiovascular Systems, Inc.

August 8, 2012

Cardiovascular Systems, Inc.

Supplemental Sales Information

(Dollars in Thousands)

(unaudited)

	Three months ended June 30,		Year ended June 30,
	2012	2011	2012	2011
Device revenue	$20,174	$19,169	$73,016	$69,268
Other product revenue	2,733	2,538	9,474	9,512
Total revenue	$22,907	$21,707	$82,490	$78,780

Device units sold	6,293	6,255	22,982	22,917

New customers	49	41	172	222

Reorder revenue %	96%	96%	95%	94%

Non-GAAP Financial Measures

To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.

Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.

Cardiovascular Systems, Inc.

Adjusted EBITDA

(Dollars in Thousands)

(unaudited)

	Actual
	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Loss from operations	$(3,986)	$(906)	$(14,466)	$(8,809)
Add: Stock-based compensation	1,246	1,247	5,165	6,468
Add: Depreciation and amortization	196	198	872	716

Adjusted EBITDA	$(2,544)	$539	$(8,429)	$(1,625)

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Cardiovascular Systems, Inc.

August 8, 2012

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors

CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.

CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.

The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:

— Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of stock-based compensation guidance and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

— Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.

Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:

— Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.

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August 8, 2012

— Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

— CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.

CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.

Contacts:

Cardiovascular Systems, Inc. Investor Relations (651) 259-2800 investorrelations@csi360.com	Padilla Speer Beardsley Inc. Marian Briggs (612) 455-1742 mbriggs@padillaspeer.com Matt Sullivan (612) 455-1709 msullivan@padillaspeer.com

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